UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☒  Definitive Proxy Statement
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☐  Soliciting Material under Rule 14a-12
COLUMBIA SPORTSWEAR COMPANY
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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Portland, Oregon
April 21, 2016
Dear Shareholders:
You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m. Pacific Time on Friday, June 10, 2016, at our headquarters located at 14375 NW Science Park Drive, Portland, Oregon 97229. Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the company’s operations and respond to any questions you may have.
Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting.

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

•
If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Please read “How You Can Vote” and “How You Can Revoke Your Proxy and/or Change Your Vote” in the Proxy Statement for further information.

Very truly yours,

Timothy P. Boyle
Chief Executive Officer

COLUMBIA SPORTSWEAR COMPANY
14375 NW Science Park Drive
Portland, Oregon 97229
(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 10, 2016

Dear Shareholders:
Our annual meeting will be held at 3:00 p.m. Pacific Time on Friday, June 10, 2016, at 14375 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016;

3.	To approve, by non-binding vote, executive compensation; and

4.	To act upon any other matters that may properly come before the meeting.
Only shareholders of record at the close of business on April 13, 2016, are entitled to vote at the meeting. A list of shareholders will be available for inspection beginning April 16, 2016, at our corporate headquarters.

By Order of the Board of Directors

Peter J. Bragdon
Executive Vice President and Chief Administrative Officer, General Counsel and Secretary
Portland, Oregon
April 21, 2016

TABLE OF CONTENTS
PROXY STATEMENT

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders
SUMMARY OF PROCEDURES
Proxy Statement Information. The Board of Directors of Columbia Sportswear Company, an Oregon corporation, is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m. Pacific Time on Friday, June 10, 2016, at Columbia’s headquarters, located at 14375 NW Science Park Drive, Portland, Oregon 97229, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, our 2015 Annual Report to Shareholders, and our form of proxy will be provided to shareholders on or about April 21, 2016. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, 2015 Annual Report to Shareholders and form of proxy, will be borne by Columbia. We will ask fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of our Common Stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile, and personal contact. No additional compensation will be paid for these services.
Electronic Delivery of Proxy Materials. In accordance with Securities and Exchange Commission rules, Columbia’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, 2015 Annual Report to Shareholders, Proxy Statement and proxy card in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.
Householding of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are company shareholders will be householding our Notice or proxy materials. If you have received notice from Columbia or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to householding. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000 or colminvestorrelations@columbia.com. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker or write to us at the address above.

Who Can Vote. Only shareholders of record at the close of business on April 13, 2016 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. At the close of business on April 13, 2016, 69,668,373 shares of our Common Stock, the only authorized class of voting security of the company, were issued and outstanding. Because holders of Common Stock are entitled to one vote per share, a total of 69,668,373 votes are entitled to be cast at the annual meeting.
How You Can Vote. Shareholders may vote in person at our annual meeting or by proxy. To vote by proxy:

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

All shares for which a proxy has been properly granted and not revoked will be voted at the annual meeting in accordance with your instructions. If you grant a proxy but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.
How You Can Revoke Your Proxy and/or Change Your Vote. If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the annual meeting by:

•	Submitting to the Secretary a written notice of revocation bearing a later date than the date of your proxy;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•	Attending the annual meeting and voting in person.
If your shares are held in the name of a broker, bank, trust, or other nominee, you must obtain a proxy, executed in your favor, from the nominee to be able to vote at the meeting.
Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Peter J. Bragdon, Executive Vice President and Chief Administrative Officer, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to the Secretary at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 13, 2016, regarding the beneficial ownership of shares of our Common Stock by (i) each person known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and our directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Timothy P. Boyle	27,776,870	(2)	39.86
Gertrude Boyle	10,237,128		14.69
Sarah A. Bany	2,671,748	(3)	3.83
John W. Stanton	513,563	(4)	*
Bryan L. Timm	226,068	(5)	*
Stephen E. Babson	185,863	(6)	*
Andy D. Bryant	90,153	(7)	*
Edward S. George	80,013	(8)	*
Peter J. Bragdon	78,457	(9)	*
Thomas B. Cusick	77,293	(10)	*
Murrey R. Albers	70,151	(11)	*
Walter T. Klenz	45,075	(12)	*
Ronald E. Nelson	31,736	(13)	*
Malia H. Wasson	1,419	(14)	*
All executive officers and directors as a group (18 persons)	43,715,794	(15)	62.12

*	Less than 1%

(1)
Shares that the person or group has the right to acquire within 60 days after April 13, 2016 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)
Includes (a) 1,520,842 shares held in trust, for which Mr. Boyle’s wife is trustee, for the benefit of Mr. Boyle’s family, (b) 834 shares held in trust for Mr. Boyle’s wife, for which she is trustee, (c) 3,403,925 shares held in twelve grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary, (d) 2,000 shares held in the Boyle Columbia Sportswear Company Voting Trust, for which Mr. Boyle serves as initial trustee. The Voting Trust provides for the deposit of additional shares of Columbia Common Stock and the appointment of successor trustees in the event of Mr. Boyle’s death or incapacity (as defined in the voting trust agreement) and (e) 287,868 shares held in two generation skipping trusts, for which Mr. Boyle’s wife is the trustee, for the benefit of Mr. Boyle’s family.

(3)
Includes 838,418 shares held by DSRA, LLC and 38,280 shares subject to options exercisable within 60 days after April 13, 2016. Also includes 181,914 shares held by the Marie Lamfrom Charitable Foundation, for which Ms. Bany is a trustee. Ms. Bany disclaims beneficial ownership of these shares.

(4)
Includes 50,000 shares held by the Aven Foundation, for which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares. Also includes 55,469 shares subject to options exercisable within 60 days after April 13, 2016, and 1,426 shares subject to restricted stock units (“RSUs”) that vest within 60 days after April 13, 2016.

(5)	Includes 153,964 shares subject to options exercisable within 60 days after April 13, 2016.

(6)
Includes (a) 4,500 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 11,000 shares held by the Jean McCall Babson Trust, for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 2,000 shares held by Mr. Babson’s wife, and (d) 56,893 shares subject to options exercisable within 60 days after April 13, 2016, and 1,426 shares subject to RSUs that vest within 60 days after April 13, 2016.

(7)	Includes 59,191 shares subject to options exercisable within 60 days after April 13, 2016, and 894 shares subject to RSUs that vest within 60 days after April 13, 2016.

(8)
Includes 30,142 shares held by Edward S. George and Vilora Lynn George, Trustees of the Amended and Restated George Family Trust, dated May 15, 2006. Also includes 47,509 shares subject to options exercisable within 60 days after April 13, 2016, and 362 shares subject to RSUs that vest within 60 days after April 13, 2016.

(9)	Includes 64,125 shares subject to options exercisable within 60 days after April 13, 2016.

(10)	Includes 42,203 shares subject to options exercisable within 60 days after April 13, 2016.

(11)	Includes 47,509 shares subject to options exercisable within 60 days after April 13, 2016, and 894 shares subject to RSUs that vest within 60 days after April 13, 2016.

(12)	Includes 37,345 shares subject to options exercisable within 60 days after April 13, 2016, and 362 shares subject to RSUs that vest within 60 days after April 13, 2016.

(13)	Includes 25,252 shares subject to options exercisable within 60 days after April 13, 2016, and 628 shares subject to RSUs that vest within 60 days after April 13, 2016.

(14)	Includes 1,057 shares subject to options exercisable within 60 days after April 13, 2016, and 362 shares subject to RSUs that vest within 60 days after April 13, 2016.

(15)	Includes 695,394 shares subject to options exercisable within 60 days after April 13, 2016, and 7,234 shares subject to RSUs that vest within 60 days after April 13, 2016.

CORPORATE GOVERNANCE
Board Involvement in Risk Oversight. Columbia’s management is responsible for identifying, assessing and managing the material risks facing Columbia. The Board of Directors generally oversees Columbia’s risk management practices and processes. The Board has delegated primary oversight of the management of (i) financial and accounting risks to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) governance and compliance risks to the Nominating and Corporate Governance Committee. Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise Columbia’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority of the Board consist of independent directors and each committee of the Board consists solely of independent directors, Columbia’s risk oversight structure conforms to the Board’s leadership structure discussed below and Columbia’s belief that having a strong, independent group of directors is important for good governance.
The Board of Directors also oversees a process of risk assessment within Columbia that is designed to identify the most salient enterprise risks facing Columbia’s business, including interviews conducted seeking participants’ judgment and assessment of the relative likelihood and magnitude of risks identified. The overall assessment includes participation from company executives and a broad selection of senior management. The results of the periodic assessment are reviewed by the entire Board. The Board believes that the process serves to identify material risks in a timely manner and to promote, when necessary, appropriate actions to address the management of these risks.
Finally, the Board oversees various organizational structures, policies and procedures at Columbia to promote ethical conduct and compliance with laws and regulations. For example, Columbia maintains a Code of Business Conduct and Ethics for which a confidential compliance line has been established for employees or other stakeholders to report violations of the Code, and the chair of the Audit Committee receives copies of all reports.
Corporate Governance Guidelines. Columbia’s Board of Directors has adopted and annually reviews Corporate Governance Guidelines that address:

•	Director qualifications;

•	Director independence;

•	Director responsibilities;

•	Board committees;

•	Director access to officers, employees and others;

•	Director compensation;

•	Director orientation and continuing education;

•	Chief Executive Officer evaluation and management succession;

•	Annual board and committee performance evaluations; and

•	Review of the Corporate Governance Guidelines.
A copy of our Corporate Governance Guidelines is available on our website at www.columbia.com.
Independence. The Board of Directors has adopted Corporate Governance Guidelines that are available for review on our website at www.columbia.com. Under our Corporate Governance Guidelines, which adopt the standards for “independence” under applicable NASDAQ listing rules and Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent, as determined by the Board of Directors. The Board of Directors has determined that Ms. Wasson and Messrs. Albers, Babson, Bryant, George, Klenz, Nelson and Stanton are independent and, accordingly, a majority of our Board of Directors are independent. In addition, the Board of Directors has determined that all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under the standards for independence applicable to members of each committee. There are no undisclosed transactions, relationships, or arrangements that were considered by the Board of Directors in connection with the determination of whether any particular director is independent.

Code of Business Conduct and Ethics. Our Board has adopted a Code of Business Conduct and Ethics that sets out basic principles to guide all of Columbia’s officers, directors and employees worldwide, as well as representatives, consultants and agents in their dealings with or on behalf of Columbia. We have established a confidential compliance line operated by an outside agency where stakeholders can report concerns anonymously. Our Code of Business Conduct and Ethics has been translated into various languages and is available to our employees. A copy of our Code of Business Conduct and Ethics is available on our website at www.columbia.com.
Communications with the Board. Any shareholder may communicate with the Board of Directors, individually or as a group, by writing to the member or members of the Board of Directors, c/o Peter J. Bragdon, Executive Vice President and Chief Administrative Officer, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the individual director or directors to whom the communications are addressed. Communications with the Board of Directors regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.
Board Leadership. Under our Board structure, leadership is provided primarily by the persons in the following positions, each of whom performs separate roles:

•	Chairman of the Board;

•	Chief Executive Officer; and

•	Chair of the Nominating and Corporate Governance Committee.
Gertrude Boyle is Chairman of the Board and Timothy P. Boyle is our Chief Executive Officer. Most of the functions typically performed by a chairman, such as convening and presiding over meetings of the Board, are performed by our Chief Executive Officer rather than our Chairman. As Chairman, Mrs. Boyle is recognized as a leader, keeper of institutional knowledge and significant stakeholder of Columbia. As Chief Executive Officer, Mr. Boyle is primarily responsible for Columbia’s general operations and implementing its business strategy. Mr. Boyle is also Columbia’s largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by having the Chief Executive Officer convene, establish agenda items for, and preside over meetings of the Board.
Columbia believes that having a strong, independent group of directors is important for good governance, and the Board has been, and continues to be, a strong proponent of Board independence. Consequently, Columbia’s corporate governance structures and practices include several independent oversight mechanisms. For example,

•
eight of the Board’s eleven members and each of the members of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees are independent directors under applicable NASDAQ listing rules;

•	each director is free to suggest the inclusion of items for the Board’s agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting; and

•	the charters of each of the Board’s standing committees provide that each of these committees may seek legal, accounting or other expert advice from sources independent of Columbia’s management.
Moreover, the Board believes Columbia’s corporate governance practices ensure that strong and independent directors will continue to effectively oversee Columbia’s management and key issues related to long-range business plans, strategy and risks, and integrity. Pursuant to these governance practices, the Chairman of the Nominating and Corporate Governance Committee, in addition to his role as chairman of that committee:

•	convenes and presides over meetings of the independent directors in executive session;

•	convenes and presides over an annual off-site meeting of the independent directors; and

•	is available for consultation and direct communication with shareholders, if requested.
In performing the duties described above, the Chairman of the Nominating and Corporate Governance Committee consults with the chairs of the appropriate Board committees and solicits their participation.
We intend to reexamine our Board leadership structure on an ongoing basis to ensure that it continues to meet Columbia’s needs.

Board Meetings. The Board of Directors met six times in 2015. Four executive sessions of the Board of Directors were held in 2015. Each director attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which the director serves. We do not maintain a formal policy regarding director attendance at annual shareholder meetings. Three of our eleven directors attended our 2015 annual meeting of shareholders.
Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operate under a written charter that is available for review on our website at www.columbia.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2015, are described below.
Audit Committee. The Audit Committee is composed of Messrs. George, Bryant, Nelson and Ms. Wasson. The Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Mr. George is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth below in “Report of the Audit Committee.” The Audit Committee met five times in 2015. Mr. George chairs the Audit Committee.
Compensation Committee. The Compensation Committee is composed of Messrs. Albers, Babson, Klenz and Stanton. The Compensation Committee determines compensation for the company’s executive officers and administers the company’s 1997 Stock Incentive Plan. The Compensation Committee’s processes and procedures for determining compensation for the company’s executive officers and directors are described below in “Compensation Discussion and Analysis.” The Compensation Committee met five times in 2015. Mr. Albers chairs the Compensation Committee.
The Compensation Committee retained PricewaterhouseCoopers LLP as its outside compensation consultant for 2015. The Committee chose PricewaterhouseCoopers primarily because of the competence, knowledge, background and reputation of the representative who advises the Committee. The consultant reports directly to the Committee. Based on direction from the Committee, PricewaterhouseCoopers provides the Committee with:

•	information about market trends in executive officer compensation;

•	general information on compensation practices at other companies;

•	specific data on the compensation paid to executive officers at peer companies; and

•	analyses of performance measures used in incentive programs.
PricewaterhouseCoopers also:

•	assists the Committee in its evaluation of executive pay, practices and programs; and

•	advises the Committee on ad hoc issues related to broad-based compensation plans and international compensation issues.
PricewaterhouseCoopers reports on executive officer compensation matters and presents findings directly to the Compensation Committee, but does not provide recommendations on compensation decisions for individual executive officers. From time to time our Senior Vice President and Chief Human Resources Officer provides information and feedback to PricewaterhouseCoopers on various compensation matters. Moreover, PricewaterhouseCoopers provides our Chief Human Resources Officer and our Chief Executive Officer with copies of the information provided to the Committee.

In 2015, management separately engaged PricewaterhouseCoopers to perform tax and information security consulting services. Tax and information security consulting arrangements are requested and approved by management separately from any work that is requested by the Compensation Committee. The PricewaterhouseCoopers representative who provides services to the Committee did not participate in these tax or information security consulting services. Also in 2015, Columbia subscribed to PricewaterhouseCoopers’ update service regarding regulatory developments in the European Union. The following is a summary of the approximate fees incurred by Columbia to PricewaterhouseCoopers in 2015 for all services, as categorized below:

2015
Executive and Director Compensation Consulting Fees(1)	$139,906
Other Fees(2)	314,285
Total	$454,191

(1)
Fees for services requested and approved by the Compensation Committee and billed to Columbia by PricewaterhouseCoopers LLP in 2015 consisted of (i) industry survey and analysis of executive positions and industry survey and analysis of executive compensation and hiring packages; (ii) director compensation survey and analysis; (iii) executive compensation trend analyses; (iv) equity plan design, calibration and analysis; and (v) attendance at Compensation Committee meetings.

(2)
Other fees for services requested and approved by management consisted of domestic and international tax consulting and transaction analyses, information security consulting and a regulatory update service.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Albers, Babson, Bryant, George, Klenz, Nelson, Stanton and Ms. Wasson. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met five times in 2015. Mr. Bryant chairs the Nominating and Corporate Governance Committee.
Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee, c/o Peter J. Bragdon, Executive Vice President and Chief Administrative Officer, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating and Corporate Governance Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 9, 2017 will be considered for nomination at the 2017 Annual Meeting of Shareholders. Recommendations received after January 9, 2017 and before the applicable deadline for the 2018 Annual Meeting of Shareholders will be considered for nomination at the 2018 Annual Meeting of Shareholders. In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees and third parties, including search firms, and internal research and recruitment activities.
Director Selection and Qualifications. Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidates who the Committee believes will best serve Columbia. In evaluating director candidates, the Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate, and the performance and continued tenure of incumbent Board members. The Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable NASDAQ listing requirements. The Committee also believes key members of our management should participate as members of the Board. See “Proposal 1: Election of Directors,” below.

As described above, our Board believes that maintaining a strong, independent group of directors that comprises a majority of our Board is important for good governance, and eight of our eleven directors qualify as independent. The Board believes that all of our independent directors (i) are financially literate and (ii) possess the other qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.
The Board believes that our directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our independent directors have substantial senior executive-level business experience. Each of Mrs. Boyle, Mr. Boyle and Ms. Bany are significant shareholders of Columbia, and as such their interests are aligned with other shareholders for building long-term shareholder value. For a more complete description of individual backgrounds, professional experiences, qualifications and skills, see the director profiles set forth under “Election of Directors” below.
Board Diversity. Columbia’s Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually with the Board the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Committee considers a broad range of background and experience in its assessment. The Committee considers these and other factors as it oversees the annual Board and committee assessments.
Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. Likewise, none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board of Directors or Compensation Committee.
Certain Relationships and Related Person Transactions. Joseph P. Boyle, son of Timothy P. Boyle and grandson of Gertrude Boyle, is employed by Columbia as the Senior Vice President of Columbia Brand Merchandising and Design. In 2015, Joseph P. Boyle received an annualized salary of $221,708 as a Vice President of Global Apparel Merchandising and was eligible to receive bonus, equity and employment benefits available to other officers. In May 2015, Mr. Boyle was promoted to Senior Vice President of Columbia Brand Merchandising and Design and began earning a base salary of $265,000 and became eligible to receive bonus, equity and employment benefits available to other executive officers. The Nominating and Corporate Governance Committee reviewed and ratified Joseph P. Boyle’s compensation arrangements.
B2 Flight LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife, leased its aircraft to Columbia for business use upon request and Columbia paid B2 Flight specified expenses of each flight made under the lease. Columbia directly employed pilots and a mechanic for flight crew services and pays all related costs. Such costs are billed to and reimbursed by B2 Flight LLC, net of a portion allocable to Columbia’s business use of the aircraft. In 2015, Columbia paid B2 Flight LLC $110,014 for use of the aircraft. Columbia also incurred expenses totaling $72,603 for related flight crew services (net of $529,875 reimbursed by B2 Flight LLC). We believe that these transactions were on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.
In January 2016, Columbia entered into a new aircraft arrangement, whereby it will sublease an aircraft from Alvador, LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife. Under the terms of the new arrangement, Columbia will engage an unaffiliated entity to provide pilot services for operation of the aircraft. Under the terms of the sublease, Columbia will pay Alvador, LLC a monthly rental amount equal to $3,500 per flight hour. We believe that these arrangements are on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.
Our Chairman, Gertrude Boyle, was the victim of a targeted crime, including an attempted kidnapping, in November 2010. In response to the incident, Columbia established security protocols recommended by an independent security review for Mrs. Boyle and hired a former police officer to oversee those protocols. The former police officer is an in-law of Timothy P. Boyle and received compensation of $52,128 in 2015, for which Mr. Boyle reimbursed Columbia in 2015.
Related Person Transactions Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, 5% or greater shareholder, or any immediate family member of an officer, director, or 5% or greater shareholder (“related person”) pursuant to our written related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions, either since the beginning of the last fiscal year or proposed, amounting to more than $120,000 in which Columbia was or is to be a participant, and in which a related person had or will have a direct or indirect material interest. Our policy requires that the Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Committee’s guidelines and are appropriate.
Prohibition on Hedging or Pledging Columbia Securities. In 2015, Columbia amended its Insider Trading Policy to prohibit the hedging or pledging of Columbia securities by the Board of Directors and officers. The policy is intended to prohibit any transaction that would enable an individual to lock in value for securities in exchange for protection against upside or downside movement in our Common Stock. The prohibition on pledging is intended to ensure that Columbia securities are not used as collateral.
Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and beneficial owners of more than 10% of our Common Stock are required to furnish to us copies of all Section 16(a) reports they file. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe all Section 16(a) transactions were reported on a timely basis in 2015, except for (i) one report on Form 4 filed by Murray R. Albers to report one transaction, and (ii) a charitable gift of stock in 2014 by Gertrude Boyle, which was reported on her Form 5 filed for 2015.

DIRECTOR COMPENSATION
Our director compensation program is intended to enable us to:

•	attract and retain qualified non-employee directors by providing total compensation that is competitive with other companies; and

•	align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.
In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us, and the experience, skill and expertise that our directors have. Directors who are employees of Columbia receive no separate compensation for their service as directors.
Each director who is not a Columbia employee receives:

•	a $60,000 annual board service fee;

•	a $10,000 annual committee service fee for each committee on which the director serves as a member;

•	a $15,000 annual committee chair fee for each committee (except the Audit Committee) that the director serves on as chair;

•	a $20,000 annual Audit Committee chair fee if the director chairs the Audit Committee;

•	a $3,500 company merchandise allowance;

•	reasonable out-of-pocket expenses incurred in attending meetings; and

•	an annual equity award as follows:

•
a stock option grant valued at $60,000 (using the Black-Scholes valuation method) to purchase shares of our Common Stock at an exercise price equal to the closing market price of our Common Stock on the date of grant, and

•
a grant of time-based restricted stock units valued at $60,000 based on the closing market price of our Common Stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method.

One-third of the stock options become exercisable and one-third of the shares of restricted stock units vest annually (a) on the first anniversary of the first day of the first full calendar month following the date of grant (the “Vest Date”), and (b) on each of the subsequent two anniversaries following the first anniversary of the Vest Date. The date on which restricted stock units vest is referred to as a “vesting date.” If a vesting date falls on a weekend or any other day on which the Nasdaq Stock Market (“NSM”) or any national securities exchange on which the Common Stock then is principally traded (the “Exchange”) is not open, affected restricted stock units will vest on the next following NSM or Exchange business day, as the case may be. Directors may elect to receive equity compensation in lieu of all or half of the $60,000 annual board service fee, and may elect how they wish to allocate this amount between stock options and/or restricted stock unit awards that vest in full on the Vest Date. As described in more detail below, in 2015, three of our nine non-employee directors elected to receive equity compensation in lieu of half of their $60,000 annual board service fee for the twelve month period beginning May 19, 2015, and two of our nine non-employee directors elected to receive equity compensation in lieu of their entire $60,000 annual board service fee for the same period.
Non-employee directors who own more than $50 million of Columbia Common Stock may elect to receive cash in lieu of the annual equity award. Cash payments are made in a single lump sum based on the present value of $120,000 if paid over the three-year period applicable to the annual equity awards. Sarah A. Bany elected to receive cash in lieu of 2015 annual equity awards.

2015 Director Compensation Table
The following table summarizes the compensation earned by each non-employee director in 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Sarah A. Bany	177,605	—	—	3,500	181,105
Murrey R. Albers	70,000	90,033	60,004	3,324	223,361
Stephen E. Babson	53,750	120,054	60,004	297	234,105
Andy D. Bryant	51,250	90,033	60,004	3,500	204,787
Edward S. George	90,000	60,012	60,004	2,593	212,609
Walter T. Klenz	80,000	60,012	60,004	3,500	203,516
Ronald E. Nelson	50,000	75,023	75,005	3,500	203,528
John W. Stanton	20,000	120,054	60,004	1,082	201,140
Malia H. Wasson	57,500	60,012	60,004	3,486	181,002

(1)
The amounts set forth in the “Stock Awards” and “Option Awards” columns in the table above reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (FASB ASC Topic 718), excluding the effect of any estimated forfeiture rate. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements included in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission. The following table sets forth the aggregate number of unvested stock awards and the aggregate number of option awards held as of December 31, 2015, by each of our directors.

(2)	The amounts set forth in the “All Other Compensation” column consist of the clothing allowance accepted by the respective director.

Name	Stock Awards Outstanding	Option Awards Outstanding
Timothy P. Boyle	—	—
Gertrude Boyle	—	—
Sarah A. Bany	—	46,442
Murrey R. Albers	3,172	58,582
Stephen E. Babson	3,704	63,934
Andy D. Bryant	3,172	66,232
Edward S. George	2,640	58,582
Walter T. Klenz	2,640	62,712
Ronald E. Nelson	2,906	32,293
John W. Stanton	3,704	62,510
Malia H. Wasson	1,086	3,170
The Compensation Committee biennially reviews our director compensation program and recommends any changes for Board approval. Annual cash fees are paid quarterly beginning on the date the director is elected by shareholders at our annual meeting of shareholders. The 2015 Director Compensation Table does not include any amounts paid to the directors for reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Mr. Albers and Mr. Bryant elected to receive equity compensation in the form of restricted stock units in lieu of $30,000 of the annual board service fee due to them for the twelve month period beginning May 19, 2015. Mr. Nelson elected to receive equity compensation in the form of restricted stock units and stock options in lieu of $30,000 of the annual board service fee due to him for the twelve month period beginning May 19, 2015. Mr. Babson and Mr. Stanton elected to receive equity compensation in the form of restricted stock units in lieu of the $60,000 annual board service fee due to each of them for the twelve month period beginning May 19, 2015. Equity compensation granted to these directors in lieu of their annual board service fees are included in the “Stock Awards” and “Option Awards” columns of the 2015 Director Compensation Table.

PROPOSAL 1: ELECTION OF DIRECTORS
A Board of eleven directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, Ms. Malia H. Wasson, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Andy D. Bryant, Edward S. George, Walter T. Klenz, Ronald E. Nelson and John W. Stanton. Each nominee is now a director of Columbia. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee’s overall qualifications as a member of the Board are also highlighted.
Name, Principal Occupation, Other Directorships and Qualification Highlights
Gertrude Boyle (age 92) has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as Columbia’s President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle’s and Sarah A. Bany’s mother and Joseph P. Boyle’s grandmother. Mrs. Boyle has been involved in the business throughout its various stages and, in particular, she has been an active participant in Columbia’s promotional campaigns. Mrs. Boyle’s philanthropic endeavors and leadership in the Portland community have been widely recognized and honored, enhancing Columbia’s community relationships.
Timothy P. Boyle (age 66) has served on the Board of Directors since 1978. Mr. Boyle joined Columbia in 1971 as General Manager and President from 1988 to 2015 and has served as Chief Executive Officer since 1988. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN) and Craft Brewers Alliance, Inc. (Nasdaq: BREW). Mr. Boyle is Gertrude Boyle’s son, Sarah A. Bany’s brother and Joseph P. Boyle’s father. Mr. Boyle has spent his entire business career growing Columbia into one of the largest outerwear companies in the world. Mr. Boyle’s customer relationships, market knowledge and breadth of experience performing nearly every function within Columbia has resulted in a deep understanding of the business issues facing Columbia.
Sarah A. Bany (age 57) has served on the Board of Directors since 1988. Since 2001, Ms. Bany has been a co-owner of Moonstruck Chocolate Company. From 1979 to August 1998, Ms. Bany held various positions at Columbia, including Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter and Timothy P. Boyle’s sister. Ms. Bany’s years of service at Columbia and her brand development experience has resulted in a deep understanding of Columbia’s business, particularly with respect to brand enhancement and marketing.
Murrey R. Albers (age 75) has served on the Board of Directors since July 1993. Mr. Albers chairs the Compensation Committee. Mr. Albers is Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana, Alaska and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers’ executive experience provides Columbia with insights into operations, acquisitions and valuable business relationships in the region where Columbia operates its headquarters.
Stephen E. Babson (age 65) has served on the Board of Directors since July 2002. Mr. Babson is a Managing Director of Endeavour Capital, a Northwest private equity firm, which he joined in 2002. Before that, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as its chairman from July 1999 to February 2002. Mr. Babson serves on a number of boards of privately-held companies, including ESCO Corporation; Genesis Financial Solutions, Inc.; Good Food Holdings, LLC, owner of Bristol Farms and Metropolitan Market; New Seasons Market, LLC; Pendleton Woolen Mills, Inc.; USNR LLC; Vigor Industrial, LLC; and Zoom Management, Inc., dba ZoomCare.  Mr. Babson brings a combination of financial and legal expertise to the Board. His experience in a private equity firm provides Columbia with valuable insights related to capital markets, strategic planning and financial integrity.
Andy D. Bryant (age 65) has served on the Board of Directors since 2005. Mr. Bryant chairs the Nominating and Corporate Governance Committee. Mr. Bryant was named Chairman of the Board of Intel Corporation (Nasdaq: INTC) in May 2012. Previously, Mr. Bryant was named a director and Vice Chairman of Intel in July 2011 and most recently served as Executive Vice President of Technology, Manufacturing and Enterprise Services and Chief Administrative Officer of Intel Corporation until January 2012. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994, and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999, and was promoted to Chief Administrative Officer in October 2007. Prior to joining Intel, Mr. Bryant held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant served on the board of directors of Synopsys, Inc. (Nasdaq: SNPS) from 1999 to 2005 and is a member of the board of directors of McKesson Corporation (NYSE: MCK). Mr. Bryant’s years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

Edward S. George (age 79) has served on the Board of Directors since 1989. Mr. George chairs the Audit Committee. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and Chief Executive Officer of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George’s banking experience provides the Board and the Audit Committee, for which he serves as chair, with valuable financial expertise. The Board has designated Mr. George as an “audit committee financial expert.”
Walter T. Klenz (age 70) has served on the Board of Directors since 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990, and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as Director of Marketing for the Beringer brand, where he also served as Chief Financial Officer from 1981 to 1990. He served as a director of America West Airlines from 1998 until 2005. Mr. Klenz also serves as a director of Vincraft Group, Free Flow Wines and J. Lohr Winery, all privately-held wine companies, and Sonoma State University Wine Business Institute, a non-profit organization. Mr. Klenz brings a combination of global branding, distribution, financial and operational expertise to the Board.
Ronald E. Nelson (age 73) has served on the Board of Directors since 2011. He joined NIKE, Inc. in 1976 and went on to serve as Vice President from 1982 to 1997, overseeing a wide variety of operations, including NIKE’s early advertising, promotions and retail operations, global footwear sourcing and financing, and the global apparel division, and served as President of NIKE’s Japanese subsidiary from 1995 to1997, retiring from NIKE in 1997. Mr. Nelson served as an advisory board member to Columbia in the 1970s and today serves as an informal advisor to several small companies. Mr. Nelson’s broad and deep experience within the apparel and footwear industry provides the Board with insights and guidance regarding our global supply chain, marketing and growth strategies.
John W. Stanton (age 60) has served on the Board of Directors since 1997. Mr. Stanton is currently engaged in private investment activities, including Trilogy Equity Partners, which invests in wireless-related companies, and Trilogy International Partners, which operates wireless systems internationally, and Trilogy Search Partners. Mr. Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation and its predecessor companies from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. From 1994 to 2002, Mr. Stanton also served as Chairman and Chief Executive Officer of VoiceStream Wireless Corporation. Mr. Stanton served as acting Chief Executive Officer of Clearwire Corporation (Nasdaq: CLWR) during 2011 and as Chairman of the board of directors from 2011 until Clearwire’s acquisition by Sprint Nextel Corporation in July 2013. Mr. Stanton previously served on the board of directors of Hutchison Telecommunications International Limited and the board of directors of Thrive by Five and as a trustee for Whitman College. Mr. Stanton currently serves as Chairman of Year Up of Puget Sound, and serves on the boards of Microsoft Corporation (Nasdaq: MSFT), Costco (Nasdaq: COST), the Seattle Foundation and Aven Foundation. Mr. Stanton’s executive and entrepreneurial experiences provide Columbia with insights into global operations, strategic planning, mergers and acquisitions and financial matters.
Malia H. Wasson (age 57) was elected to the Board of Directors in 2015. Ms. Wasson worked at U.S. Bank of Oregon for over 25 years, serving as President of Oregon and Southwest Washington from 2005 to 2015. She served as U.S. Bank’s senior executive in the region and led the U.S. Bank Board in Portland. In addition to her role as President, she led the Oregon Commercial Banking group for U.S. Bank, which provides a wide variety of financial services to middle market companies. Prior to joining U.S. Bank, Ms. Wasson held various commercial lending positions with the former Oregon Bank and Security Pacific Bank of Oregon. Currently, Ms. Wasson is the President of Sand Creek Advisors LLC, which provides business consulting to CEOs of public and private companies. Ms. Wasson currently serves as a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN) and serves on boards of numerous civic and business organizations including the American Leadership Forum as a Senior Fellow. Ms. Wasson also currently serves as chair of the Oregon Business Council and the Oregon Business Plan Steering Committee. Ms. Wasson’s extensive experience in commercial banking, finance and accounting, as well as local and regional leadership, enables her to provide insight and advice to Columbia on strategic matters, including mergers and acquisitions, consumer and commercial businesses, public and government policy and relations, and human resources and diversity.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR election of the nominees named in this Proxy Statement. If a quorum of shareholders is present at the annual meeting, the eleven nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for directors at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

AUDIT COMMITTEE REPORT
Management is responsible for the preparation, presentation and integrity of the company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance, and oversight regarding the financial information provided by the company to the public or governmental bodies, the company’s systems of internal controls, and the company’s auditing, accounting, and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at www.columbia.com.
Deloitte & Touche LLP, the company’s independent registered public accounting firm, is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee oversees the relationship between the company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm, and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.
The Audit Committee has:

•	reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and audit of internal control over financial reporting;

•	discussed with Deloitte & Touche LLP the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (Communication with Audit Committees);

•
received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence from the company and its management; and

•
reviewed and approved the fees paid to Deloitte & Touche LLP for audit and non-audit services, and discussed whether Deloitte & Touche LLP’s provision of non-audit services was compatible with maintaining its independence.

In considering the nature of the non-audit services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services.
Based on the Audit Committee’s review and the meetings, discussions and communications described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for the year ended December 31, 2015 be included in the company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Edward S. George—Chairman
Andy D. Bryant
Ronald E. Nelson
Malia H. Wasson

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year, subject to ratification of the selection by our shareholders at our annual meeting.
Principal Accountant Fees and Services
For work performed in regard to fiscal years 2014 and 2015, we incurred the following fees for services provided by Deloitte & Touche LLP, as categorized below:

	2014	2015
Audit Fees(1)	$2,446,734	$2,108,353
Audit-Related Fees(2)	20,507	—
Tax Fees(3)	198,137	247,915
All Other Fees	—	—
Total	$2,665,378	$2,356,268

(1)	Fees for audit services billed to Columbia by Deloitte & Touche LLP in 2014 and 2015, which services consisted of:

•	audit of Columbia’s annual financial statements and Sarbanes-Oxley Act Section 404 related services;

•	reviews of Columbia’s quarterly financial statements; and

•	statutory and regulatory audits, compilations, agreed upon procedures and other services related to Securities and Exchange Commission matters.

(2)	Fees for audit-related services billed to Columbia by Deloitte & Touche LLP in 2014 consisted of an employee benefit plan audit.

(3)	Fees for tax services billed to Columbia by Deloitte & Touche LLP in 2014 and 2015, which services consisted of:

•	federal and state tax return compliance assistance; and

•	foreign tax compliance, planning and advice.
Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.
Pre-Approval Policy
All of the services performed by Deloitte & Touche LLP in 2015 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firm in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman provides an update to the Audit Committee at the next regularly scheduled meeting of any services for which he granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as Columbia’s independent registered public accounting firm for the 2016 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and this Proxy Statement.

Members of the Compensation Committee:

Murrey R. Albers—Chairman
Stephen E. Babson
Walter T. Klenz
John W. Stanton

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, and our three other most highly compensated executive officers in 2015, whom we collectively refer to as our named executive officers. Our named executive officers for 2015 are:

•	Timothy P. Boyle, CEO;

•	Gertrude Boyle, Chairman of our Board of Directors;

•	Bryan L. Timm, President and Chief Operating Officer (or COO);

•	Thomas B. Cusick, Executive Vice President of Finance and CFO; and

•	Peter J. Bragdon, Executive Vice President and Chief Administrative Officer, General Counsel and Secretary.
In this CD&A, the terms “we,” “us,” “our” and “the company” refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers also generally apply to our other senior officers, and references in this CD&A to executive officers generally include the named executive officers and the other senior officers.
Executive Summary
In 2015, Columbia’s net sales increased 11% compared to 2014, to $2.33 billion. Our full year operating margin was 10.7%, an increase from 9.5% for 2014.
Columbia’s executive compensation program aims to reward performance; our executive officers realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases. The following are highlights related to Columbia’s 2015 compensation program for our named executive officers:

•	For each named executive officer other than our Chairman of the Board, more than 65% of the officer’s actual 2015 compensation was “at-risk,” or subject to performance requirements.

•
Columbia’s 2015 net sales increased over 2014 net sales by $225.6 million, or 11%, to $2.33 billion, and 2015 earnings per diluted share were $2.45, compared to $1.94 per diluted share in 2014. The Company’s performance in 2015, when compared to targets set by the Compensation Committee at the beginning of the year, resulted in the achievement of 113.8% of the target bonus awards established under the Executive Incentive Compensation Plan.

•
The named executive officers, other than Mrs. Boyle and Mr. Boyle, receive annual long-term equity awards in the form of stock options and restricted stock units (“RSUs”) that constitute a substantial portion of each executive’s total compensation opportunity. These awards are generally subject to long-term vesting requirements and a significant portion of Mr. Timm’s, Mr. Cusick’s and Mr. Bragdon’s RSUs vest based on achievement of specified long-term performance goals. Neither Mrs. Boyle nor Mr. Boyle receive equity compensation grants since both already hold a significant amount of our Common Stock.

•
Mr. Boyle was granted a long-term incentive cash award in 2015 that is intended to tie a portion of Mr. Boyle’s compensation to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers are subject.

•
Based on the achievement of above-target two-year cumulative operating income and two-year average return on invested capital, the maximum, 195% of the performance-based RSUs awarded to Messrs. Timm, Cusick and Bragdon for the 2014-2015 performance period vested and Mr. Boyle similarly received 195% of the long-term incentive cash award granted to Mr. Boyle for the 2014-2015 performance period.

•
Mr. Boyle’s total cash compensation (salary and bonus) for 2015 was $3,059,101, of which $1,536,480 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan and $593,775 was earned upon achieving performance objectives established for his long-term incentive cash award under the 1997 Stock Incentive Plan.

•
In February 2015, we announced a strategic realignment of our corporate leadership team to advance our growth strategies, promoting Mr. Timm to President and COO, Mr. Cusick to Executive Vice President of Finance and

CFO, and Mr. Bragdon to Executive Vice President and Chief Administrative Officer, General Counsel and Secretary. The Compensation Committee approved increases to the respective base salary and target cash and equity incentive compensation awards, including separate, additional, non-recurring promotional equity grants, to each of Messrs. Timm, Cusick and Bragdon in connection with these promotions.

•
Each of our executive officers are employed “at will” and we have no employment or similar agreements with any of our named executive officers, other than a change in control and severance plan approved by the Board of Directors, in which neither Mrs. Boyle nor Mr. Boyle is eligible to participate.

•	In 2015, shareholders approved executive compensation by advisory vote and no changes were made to compensation programs as a result.
Overview of Executive Compensation Program
In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual cash bonus, and long-term incentives. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance and the employee’s role and responsibilities.
Compensation objectives
Leadership and motivation of our executive officers are critical to our long-term success and the market for high-quality executive officers in our industry remains competitive. Our challenge is to offer a compensation program that is competitive and at the same time reinforces our core values of innovation, product quality, performance and execution in support of our corporate strategies and operating plans.
Compensation program design
Our compensation program for our executive officers is designed to reward our executive officers competitively when they achieve targeted annual performance goals, increase shareholder value and maintain long-term careers with us. In our view, a competitive pay package in our industry includes a salary that provides for a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of both corporate and individual objectives, equity and long-term incentives that offer significant rewards if the market price of our Common Stock increases in the future, and benefits that aim to be competitive with what are offered by companies similar to ours. The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance and equity incentives. Therefore, when targeted performance levels are not achieved and/or our stock price decreases, executive officer compensation is substantially reduced. When targeted performance levels are exceeded and our stock price increases, executive officer compensation is substantially increased. In addition, the desire to attract and hire key talent can cause near term compensation to exceed annualized levels for program design components.
Risk and Compensation
We believe our compensation programs for executive officers are designed to encourage prudent risk taking to achieve long-term shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including:

Principle		Practice
Governance	•	all Compensation Committee members are independent, non-employee Board members
Program Design	•
our programs are designed to drive achievement of our strategic objectives, short- and long-term financial performance, and growth in shareholder value, while also promoting the attraction and retention of executive talent

	•	our programs balance strategic, financial and shareholder measures
	•	our programs balance short- and long-term performance and cash and equity compensation
	•	the vesting periods of long-term incentives provide long-term alignment with shareholders
	•	maximum amounts payable are established under performance-based incentive programs
Program Implementation and Management	•	our Compensation Committee establishes both strategic and financial measures at the beginning of a performance period and evaluates them at the end of a performance period
	•	our Compensation Committee annually reviews all elements of executive compensation, with the assistance of our independent compensation consultant
•
base salaries and annual adjustments for executive officers other than Mrs. Boyle, whose salary is established in proportion to Mr. Boyle’s salary, generally are based on market practices and our financial condition and aim to provide total compensation that is competitive with other companies in our industry

	•	annual cash incentive payouts have varied over time, commensurate with business and individual executive performance
•
long-term incentive payouts have varied over time based on both the company’s financial performance and stock price performance, which align management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns

	•	our executive compensation program processes are consistent with those established by the Compensation Committee and are monitored by the company’s human resources, finance and legal functions
Components of compensation
We have a relatively simple compensation program. For 2015, our compensation program for named executive officers included the following four main components:

•	base salary;

•	annual, short-term incentive compensation;

•	long-term cash incentive compensation; and

•	long-term, equity-based incentive compensation consisting of stock options and performance-based and time-based RSUs.
These components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation for our named executive officers in the form of various other employee benefits and perquisites that are generally available to all our U.S. employees. Each of these elements helps us achieve the objectives of our compensation program, and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.
Compensation process
The Board of Directors or the Compensation Committee approves all executive officer compensation decisions. Each year, the Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, target bonus and the long-term cash and equity related grants for each executive officer.
The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall objectives. In general, for our named executive officers, we seek to put a significant amount of each named executive officer’s potential total direct compensation “at risk” based on corporate, individual and stock price performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each such named executive officer’s potential total direct compensation at target performance levels. We believe annual compensation paid to our named executive officers, other than Mrs. Boyle and Mr. Boyle, in the form of cash generally should represent approximately 60% to 65%, and consequently non-cash compensation generally should represent approximately 35% to 40%, of each such named executive officer’s potential total compensation at target performance levels. Our CEO, who currently holds approximately 40% of our outstanding Common Stock, and our Chairman, who currently holds approximately 15% of our outstanding Common Stock, have not historically received, and in 2015 did not receive, any equity compensation awards.
Although we do not engage in traditional benchmarking, as part of our process for determining compensation for our named executive officers, we review compensation analyses provided by our independent compensation consultant, PricewaterhouseCoopers LLP. As described in more detail below, the analyses include an estimate of the 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus), and target total direct compensation (base salary plus target bonus plus equity related grants) for each of our named executive officers. In determining competitive, reasonable and appropriate levels of compensation for our named executive officers, the Compensation Committee subjectively considers the relationship between the amount of compensation and the approximate median for each of these compensation measures. The Committee also considers several other factors when determining appropriate compensation levels for each executive officer, including:

•	the Committee’s analyses of competitive compensation practices;

•	individual performance and contributions to financial goals such as sales revenue and operating margin;

•	individual leadership, experience, expertise, skills and knowledge;

•	labor market conditions in relevant geography (which impact the compensation required to attract key talent); and

•	analyses and advice from our independent compensation consultant.
The Committee’s approach to evaluating these factors is subjective and not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining a specific executive officer’s compensation.
In determining the total compensation for each executive officer other than our CEO, the Compensation Committee considers the specific recommendations of our CEO and our Senior Vice President and Chief Human Resources Officer and other factors it deems relevant. Recommendations to the Committee typically include discussion of the role and responsibilities of the executive officer within the company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our CEO and our Senior Vice President and Chief Human Resources Officer make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation.
The Compensation Committee considers, in addition to the factors described above:

•	the individual’s accumulated vested and unvested equity awards;

•	the current value and potential value over time using stock appreciation assumptions for vested and unvested equity awards;

•	the vesting schedule of the individual’s outstanding equity awards;

•	a comparison of individual equity awards between executive officers and in relation to other compensation elements;

•	shareholder dilution;

•	total accounting expense as part of its annual evaluation of executive compensation; and

•	shareholders’ advisory votes on executive compensation.
The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior equity awards, is considered but is generally not the most significant factor in the Committee’s evaluation because bonuses are awarded for annual performance and equity awards are granted as part of the target total direct compensation the Committee establishes each year.

Competitive survey information
The Committee reviews multiple compensation survey sources analyzed by its independent compensation consultant, including general industry surveys, retail/wholesale surveys, and apparel industry surveys. Data represented in these surveys are submitted confidentially by participating companies. Each survey provides a comprehensive list of all companies that participated in the survey, but compensation information is reported statistically without identifying company participants by name. We do not benchmark against specific companies or a specific peer group of companies. We participate in the Towers Watson (retail/wholesale and general industry) and IPAS® (apparel/footwear retail industry) specialty surveys. Our independent compensation consultant compiles the data from these sources and from surveys purchased from Mercer Human Resource Consulting (general industry) and Towers Watson (general industry). These surveys include participating companies that are both smaller and larger than we are based on annual revenues and market capitalization. We generally focus on a subset of companies within a comparable range of revenues (typically between 50% and 200% of our annual revenues) or apply revenue-based regression analysis to the survey data for comparability purposes. The result of our analysis is an approximate “market composite” for each element of compensation for each executive officer. Although the Committee does not use this data formulaically, it considers the median, or 50th percentile, of the composite data as one among many factors in its subjective analysis regarding the appropriate amounts and types of executive compensation.
Tax deductibility
Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for compensation paid to our CEO and to each of our three most highly compensated officers (other than the CEO and the Chief Financial Officer) to $1,000,000 per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit.
The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of executive officers. Compensation paid under our executive officer incentive plans for our executive officers is generally designed in a manner intended to satisfy the requirements under Section 162(m) for qualified performance-based compensation. In some circumstances, however, the Committee may approve compensation that will not meet such requirements as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. For example, in 2011, the Committee awarded Mr. Timm, a one-time $1 million (grant date fair value) extraordinary long-term equity award of which a portion may not be deductible under Section 162(m). In any event, the Committee intends to maintain an approach to executive officer compensation that strongly links pay to performance.
Analysis of 2015 named executive officer compensation
General
Our competitive compensation analyses for 2015 identified relevant market survey data for all our named executive officers except Mrs. Boyle. The Compensation Committee, with the concurrence of our independent compensation consultant, determined that the available competitive market survey data did not adequately reflect Mrs. Boyle’s role, scope of work and responsibilities. Mrs. Boyle plays a prominent role in our marketing and civic and community relations activities. The Committee determined that establishing Mrs. Boyle’s target total direct compensation relative to that of our CEO is an appropriate approach in the absence of relevant competitive market survey data. For 2015, the Committee determined that Mrs. Boyle’s target total direct compensation should be approximately between 60% and 70% of our CEO’s target total direct compensation.
The 2015 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. Following the table, we discuss each compensation element summarized in the table.

2015 Target Total Direct Compensation

Name	Annual Salary ($)	Target Cash Incentive Compensation($)	Target Bonus (as a % of Annual Salary)	Target Total Cash Compensation($)	Target Equity Incentive Compensation(1)($)	Target Total Direct Compensation($)
Timothy P. Boyle	900,000	304,500	110%	2,194,500	—	2,194,500
CEO
Gertrude Boyle	870,000	—	50%	1,305,000	—	1,305,000
Chairman of the Board
Bryan L. Timm	700,000	—	80%	1,260,000	900,036	2,160,036
President and COO
Thomas B. Cusick	538,000	—	70%	914,600	600,048	1,514,648
Executive Vice President of Finance and CFO
Peter J. Bragdon	450,000	—	70%	765,000	500,073	1,265,073
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

(1)	Target Equity Incentive Compensation equals the estimated and probable fair value of 2015 stock options and time-based and performance-based RSU awards.
 As part of the Committee’s analysis in establishing 2015 compensation, it noted that, assuming that the target bonus levels and equity-based incentives performance targets were achieved for Messrs. Timm, Cusick and Bragdon, total direct compensation (annual salary plus target bonus plus the estimated and probable fair value of equity incentives, including the separate, additional, non-recurring promotional equity grants) was in a range between the 50th and 75th percentile of the competitive median. Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our Common Stock.
Excluding our Chairman and our CEO, neither of whom received equity-based incentives, the total direct compensation of our named executive officers for 2015 consisted, on average, of the following proportions of components: 35% in base salary, 25% in target short-term incentive compensation, and 40% in equity-based incentives. We believe that our compensation program for named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation, and the manner in which the variable compensation is determined.
Base salary
We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer. The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation process.”
The Compensation Committee increased the base salaries of Messrs. Timm, Cusick and Bragdon in connection with their February 2015 promotions in recognition of their increased levels of responsibility.
Short-term incentive compensation
We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual cash bonuses to motivate and reward achievement of corporate and personal objectives. We may also award discretionary cash bonuses. Any discretionary cash bonuses are made outside of the Executive Incentive Compensation Plan.
The following table summarizes the various components of the potential 2015 bonus payouts under the plan as approved by the Committee.

2015 Target Bonus Components

Name	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)(1)	Individual Performance Component (as a % of Annual Salary)(1)	Threshold Company Performance Component (as a % of Annual Salary)(2)	Target Company Performance Component (as a % of Annual Salary)	Stretch Company Performance Component (as a % of Annual Salary)(3)
Timothy P. Boyle	110%	80%	20%	22%	24%	88%	176%
CEO
Gertrude Boyle	50%	80%	20%	10%	20%	40%	80%
Chairman of the Board
Bryan L. Timm	80%	80%	20%	16%	32%	64%	128%
President and COO
Thomas B. Cusick	70%	80%	20%	14%	28%	56%	112%
Executive Vice President of Finance and CFO
Peter J. Bragdon	70%	80%	20%	14%	28%	56%	112%
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

(1)
The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and company performance is at least 65% of the pre-tax income target established by the Compensation Committee.

(2)
The Threshold Company Performance Component is paid out if 80% of the pre-tax income target set by the Compensation Committee is achieved, and constitutes the minimum company performance component required by the Compensation Committee.

(3)	The Stretch Company Performance Component is paid out if 120% of the pre-tax income target set by the Compensation Committee is achieved, and constitutes the maximum company performance component.
We considered market composite data as one among many factors in our subjective analysis regarding the appropriate bonus target for each executive officer. The Compensation Committee increased the target bonus levels for Messrs. Timm, Cusick and Bragdon in connection with their promotions in February 2015 in recognition of their increased levels of responsibility.
Assuming the target bonus levels were achieved, Mr. Boyle’s total annual cash compensation (annual salary plus target bonus) for 2015 was 15% above the competitive market median total cash compensation. Mrs. Boyle’s total cash compensation was set at approximately 60% of our CEO’s total cash compensation. Total cash compensation for each of our other named executive officers ranged between 14% above and 44% above compared to the market median of the competitive market data reviewed by the Compensation Committee.
The amount of the actual cash bonus paid under the plan to each named executive officer is based on the extent to which the company meets or exceeds a company performance target set by the Compensation Committee and the named executive officer meets or exceeds individual performance objectives. For our named executive officers the company performance component for 2015 was based on achieving a specified level of pre-tax net income, excluding bonus payments and specified extraordinary items, to align with our strategic plan and expectations regarding our performance. For 2015, the pre-tax income target set by the Committee was $251,076,000 before income tax and bonus expense and excluding specific extraordinary items.
Over the past five years, we have achieved:

•	performance in excess of the global company performance target four times and achieved the maximum, “stretch” performance level one time; and

•	an average payout percentage of 109.3% of the global company performance target award opportunity for the five years in which the minimum threshold was met and a payout was made.
The Committee intends to set the threshold and stretch company performance target levels so that the relative difficulty of achieving the company performance target level is consistent from year to year.
The remaining portion of the total bonus for each named executive officer was based on the named executive officer’s individual performance during the year. The maximum individual performance component is limited to 20%. The individual performance objectives, other than those of the CEO, were set early in 2015 by our CEO and consist of financial, operational, brand and product, and personal goals. The amount of actual cash bonus paid to each named executive officer under this portion of the bonus is based in large part on our CEO’s assessment of the named executive officer’s performance against those objectives. The Committee makes its own determination about whether Mr. Boyle has met or exceeded his individual performance objectives, which were set early in 2015 by the Committee and consist of short-term operational goals, long-term strategic goals, and leadership objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and company performance was at least 65% of the pre-tax income target under the Executive Incentive Compensation Plan, the Committee may award to the named executive officer this portion of the bonus amount based on achievement of the individual performance objectives. If the Committee determines that a named executive officer has not met the individual performance objectives, the corresponding bonus amount may be reduced or eliminated.
For 2015, we achieved 113.8% of the company performance target set by the Compensation Committee. Accordingly, the company performance component was earned and payable, and the individual performance component was eligible to be payable, under the plan. The table below summarizes the actual bonus payouts for 2015. Based on the CEO’s assessments, each of the named executive officers, other than the Chairman and the CEO, was awarded 100% of his individual performance component target bonus. Based on the Committee’s assessment of each of the Chairman and the CEO’s performance for 2015, the Committee awarded the Chairman 100% of her individual performance component target bonus, and the Committee awarded the CEO 100% of his individual performance component target bonus.
2015 Actual Bonuses

Name	Individual Performance Component of Plan Bonus ($)	Company Performance Component of Plan Bonus ($)	Total Bonus ($)
Timothy P. Boyle	198,000	1,338,480	1,536,480
CEO
Gertrude Boyle	87,000	588,120	675,120
Chairman of the Board
Bryan L. Timm	112,000	757,120	869,120
President and COO
Thomas B. Cusick	75,320	509,163	584,483
Executive Vice President of Finance and CFO
Peter J. Bragdon	63,000	425,880	488,880
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Long-term cash and equity-based incentives
Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our Common Stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to named executive officers, excluding our Chairman and our CEO who do not receive equity awards, take the form of stock options and both performance-based and time-based RSUs.
Stock options are a primary component of our long-term incentive compensation awards. Stock options offer the possibility of substantial gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our equity compensation plan have exercise prices not less than 100% of the closing market price of our Common Stock on the date of the option grant. RSUs, both time-based and performance-based, offer similar incentives to stock options since they reward increases in the market price of our Common Stock, and in that way tie the interests of executive officers to our shareholders’ interests. Unlike stock options, however, these awards can provide retention value even if our stock price does not increase, and also subject executive officers to the same downside risk experienced by shareholders. We also believe that RSUs and restricted stock are being used increasingly by other companies as significant equity incentives for executives and we need to offer these types of incentives to remain competitive in attracting and retaining executive officers.
We have established appropriate written policies and practices regarding the timing and pricing of equity awards.
The Compensation Committee has established the following mix of forms of annual equity awards for named executive officers, other than our Chairman and our CEO, for delivering the expected value of overall long-term incentives:

Expected % of Equity Value
Stock Options	45%
Performance-Based Restricted Stock Units	30%
Time-Based Restricted Stock Units	25%
Total	100%

We chose these types of awards and established these relative weights based on the recommendation of our independent compensation consultant to provide an effective incentive for the executive officers. The Compensation Committee awarded a competitive value of RSUs and stock options that, when added to the particular named executive officer’s target total cash compensation, resulted in a target total direct compensation level that the Committee determined was reasonable and appropriate. The Compensation Committee awarded additional, non-recurring time-based and performance-based RSUs and stock options to Messrs. Timm, Cusick and Bragdon in connection with their promotions in February 2015 in recognition of their increased levels of responsibility. We do not believe that the estimated fair value of our equity-based incentives reflected in the Summary Compensation Table and the 2015 Grants of Plan-Based Awards Table is a measure of the compensation actually received or that may be received by our named executive officers. The potential appreciation in the value of these equity-based incentives if the market price of our Common Stock increases is designed to motivate our executive officers.
The Committee also made a separate, long-term incentive cash award to our CEO in February 2015. The long-term incentive cash award is intended to tie a portion of Mr. Boyle’s compensation to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers are subject.
The number of performance-based RSUs that vest, and the percentage of Mr. Boyle’s long-term incentive cash award that vests, are determined by reference to achievement of specified performance goals during the performance period. Similar to 2014, for performance-based RSU grants for the 2015 through 2017 performance period, if cumulative operating income and average return on invested capital are realized above minimum levels, each named executive officer may be awarded from 0% to 195% of the number of shares targeted, depending on the relative achievement of the target levels. If minimum levels of cumulative operating income and average return on invested capital are not met, rather than the RSUs being forfeited, a percentage of the RSUs nonetheless will vest if our average operating margin over the 2015 through 2017 period exceeds the 25th percentile rank relative to a three-year average operating margin of a specified peer group of companies. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each performance period. The Committee intended that the secondary measure of relative three-year average operating margin performance against an industry peer group would provide a means of earning performance shares during periods of significant volatility and provide a reward for managing through difficult business cycles, controlling for industry effects. Under this secondary performance measure, if Columbia’s three-year average operating margin is below the 25th percentile of the peer group, no RSUs vest. The percentage of the shares subject to the three-year average operating margin performance criteria that vest if this secondary measure is used and our three-year operating margin is above the 25th percentile of the peer group is as follows:

Columbia’s Percentile Rank	% of RSUs that Vest
25-39	20%
40-54	50%
55-69	80%
70-84	110%
85+	140%

The relative operating margin measure compares our three-year average operating margin to a peer group consisting of the following companies: Carters, Inc., Deckers Outdoor Corp., Hanesbrands Inc., Kate Spade & Company, NIKE Inc., Oxford Industries, Philips-Van Heusen, Polo Ralph Lauren Corporation, Under Armour Inc., VF Corporation, and Wolverine World Wide

Inc. The companies in the peer group were approved by the Compensation Committee, and were chosen based on their comparability with our business.
If data becomes unavailable for any company during the three-year cycle, due to a transaction or otherwise, operating margin for that company will be averaged over the period for which data is available.
In 2013, Columbia comprehensively revised its go-to-market strategy and, as a part of that process, hired several key executives during the year. In light of these activities, and reflective of the importance of awarding performance-based RSUs as a means of linking pay to multi-year operating performance for executive officers, the Committee delayed the 2013 grant of performance-based RSUs until December 2013, following the hiring of these key executives and the commencement of a revised strategic planning process. Because of the delayed timing of these grants, the performance-based RSUs granted to the named executive officers in 2013 (and the long-term incentive cash award made to Mr. Boyle in 2013) were based on a two-year performance cycle, from 2014 through 2015 (instead of a three-year performance cycle), with the following targets:

(a)	100% of the award subject to increase or forfeiture based on cumulative operating income and average return on invested capital of Columbia in the performance period, as defined below:

	Cumulative Operating Income (2014-2015)
	(dollars in millions)
	At Least	$250	$290	$330	$365	$400
Average Return on Invested Capital (2014-2015)	9.0%	30%	40%	55%	65%	75%
	11.0%	65%	85%	100%	115%	130%
	12.5%	85%	105%	125%	140%	160%
	13.5%	95%	115%	140%	155%	175%
	15.0%	110%	130%	155%	175%	195%

(b)
If cumulative operating income and average return on invested capital results in forfeiture of 100% of the award, notwithstanding the forfeiture, 100% of the award is subject to increase or forfeiture based on the average operating margin of the company relative to the average operating margin of companies in the company’s peer group in the performance period under the criteria set forth above.

The minimum levels of operating income and return on invested capital were exceeded for the 2014-2015 performance period. Each eligible named executive officer received 195%, the maximum, of his initial award following certification of results by the Compensation Committee on March 1, 2016. Because awards were paid out under the operating income and return on invested capital measure, no awards were payable under the secondary measure of average operating margin against our peer group. As a result, on March 1, 2016, Mr. Timm earned 11,802 shares, Mr. Cusick earned 6,744 shares, and Mr. Bragdon earned 5,059 shares of Columbia common stock. Mr. Boyle earned a cash award of $593,775.
Change in control severance plan
Specified key employees, including the named executive officers, based on level of position, are eligible to participate in a change of control severance plan that offers income protection in the event that the participant’s employment with us is involuntarily terminated other than for cause. The plan also secures for the benefit of Columbia the services of the eligible employees, including the named executive officers, in the event of a potential or actual change in control. Mr. Boyle and Mrs. Boyle are not eligible to participate in the plan. The Board believes these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments upon Termination or Change in Control,” below.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation (1)($)	All Other Compensation(3) ($)	Total ($)
Timothy P. Boyle	2015	928,846	—	—	—	2,130,255	21,046	3,080,147
CEO	2014	702,885	—	—	—	1,722,600	24,842	2,450,327
	2013	83,981	—	—	—	1,602,326	24,625	1,710,932

Gertrude Boyle	2015	899,231	—	—	—	675,120	14,168	1,588,519
Chairman of the Board	2014	766,462	—	—	—	763,200	17,552	1,547,214
	2013	424,000	—	—	—	714,016	18,626	1,156,642

Bryan L. Timm	2015	729,394	—	495,028	405,008	869,120	77,754	2,576,304
President and COO	2014	590,643	—	385,042	315,008	721,791	81,855	2,094,339
	2013	564,139	101,886	385,076	315,010	649,283	49,468	2,064,862

Thomas B. Cusick	2015	560,539	—	330,042	270,006	584,483	51,113	1,796,183
Executive Vice President of Finance and CFO	2014	453,077	—	220,082	180,000	396,000	53,222	1,302,381
	2013	424,231	73,334	220,054	180,007	353,640	32,516	1,283,782

Peter J. Bragdon	2015	470,193	—	275,065	225,008	488,880	41,585	1,500,731
Executive Vice	2014	385,577	—	165,040	135,008	337,500	41,518	1,064,643
President, Chief	2013	365,385	53,940	165,070	135,003	298,910	25,732	1,044,040
Administrative
Officer General
Counsel and
Secretary

(1)	For 2015, amounts include employee contributions deferred under our 401(k) Excess Plan as follows: Mr. Boyle, $0; Mrs. Boyle, $0; Mr. Timm, $145,518; Mr. Cusick, $72,831; and Mr. Bragdon, $239,279.

(2)
The amounts set forth in the “Stock Awards” and “Option Awards” columns reflects the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718—Stock Compensation. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our Common Stock in future periods. The maximum payout amounts for the 2015 performance restricted stock units reported in the “Stock Awards” column above are as follows: Mr. Timm, $526,510, Mr. Cusick, $351,006 and Mr. Bragdon $292,541. Assumptions used in the calculation of amounts set forth in the “Stock Awards” and “Option Awards” columns are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2013, 2014 and 2015, included in Columbia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)	The amounts set forth in the “All Other Compensation” column for 2015 consist of the following:

Name	Matching Contributions under the Company’s 401(k) Profit Sharing Plan	Matching Contributions under the Company’s 401(k) Excess Plan	Executive Officer Excess Disability Insurance Premium Payments	Payments for Health Care Benefits Not Provided to Other Employees
Timothy P. Boyle	$13,250	—	*	*
Gertrude Boyle	$13,250	—	—	*
Bryan L. Timm	$13,250	$60,509	*	—
Thomas B. Cusick	$13,250	$35,477	*	—
Peter J. Bragdon	$13,250	$28,335	—	—

*
The value of each of these items is less than $10,000, or less than the greater of $25,000 and 10% of the aggregate value of all personal benefits received by the named executive officer, as applicable.

2015 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities (#)	All Other Option Awards: Number of Securities Underlying Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Timothy P. Boyle		216,000		792,000		1,584,000	—	—	—	—	—	—	—
		—		198,000	(1)	—	—	—	—	—	—	—	—
		0	(2)	304,500		593,775

Gertrude Boyle		174,000		348,000		696,000	—	—	—	—	—	—	—
		—		87,000	(1)	—	—	—	—	—	—	—	—

Bryan L. Timm		224,000		448,000		896,000	—	—	—	—	—	—	—
		—		112,000	(1)	—	—	—	—	—	—	—	—
	1/29/2015	—		—		—	—	—	—	4,257	—	—	175,005
	1/29/2015	—		—		—	—	—	—	—	37,347	43.45	315,003
	2/9/2015	—		—		—	—	—	—	1,258	—	—	50,018
	2/9/2015	—		—		—	—	—	—	—	11,123	42.11	90,005
	2/27/2015	—		—		—	0	4,989	9,729	—	—	—	270,005

Thomas B. Cusick		150,640		301,280		602,560	—	—	—	—	—	—	—
		—		75,320	(1)	—	—	—	—	—	—	—	—
	1/29/2015	—		—		—	—	—	—	2,433	—	—	100,021
	1/29/2015	—		—		—	—	—	—	—	21,341	43.45	180,001
	2/9/2015	—		—		—	—	—	—	1,258	—	—	50,018
	2/9/2015	—		—		—	—	—	—	—	11,123	42.11	90,005
	2/27/2015	—		—		—	0	3,326	6,486	—	—	—	180,003

Peter J. Bragdon		126,000		252,000		504,000	—	—	—	—	—	—	—
		—		63,000	(1)	—	—	—	—	—	—	—	—
	1/29/2015	—		—		—	—	—	—	1,825	—	—	75,026
	1/29/2015	—		—		—	—	—	—	—	16,006	43.45	135,003
	2/9/2015	—		—		—	—	—	—	1,258	—	—	50,018
	2/9/2015	—		—		—	—	—	—	—	11,123	42.11	90,005
	2/27/2015	—		—		—	0	2,772	5,406	—	—	—	150,021

(1)
Amount represents individual component target for achieving individual performance objectives under the Executive Incentive Compensation Plan. The target amount for the individual component also is a maximum amount under the plan.

(2)	At threshold performance no performance-based RSUs or long-term incentive cash compensation will be earned.

Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table
Salary
Salaries paid to our named executive officers are set forth in the Summary Compensation Table. The amounts set forth in the “Salary” column of the Summary Compensation Table include payments in 2015 for cash-out of personal time off. As a result, the salary paid to a named executive officer during the year (as reported on a cash basis in the Summary Compensation Table) may vary from the executive officer’s annualized salary. For fiscal 2015, salaries paid to our named executive officers (including the cash-out for personal time off) accounted for the following percentages of each named executive officer’s total compensation, as reported in the “total” column of the Summary Compensation Table: Mr. Boyle (30%), Mrs. Boyle (57%), Mr. Timm (28%), Mr. Cusick (31%), and Mr. Bragdon (31%). Any salary increases are effective in March of each respective year.
Bonus
Discretionary bonuses paid to our named executive officers are set forth in the 2015 Summary Compensation Table. The discretionary bonuses are described in further detail under the caption “Compensation Discussion and Analysis—Overview of Executive Compensation Program—Analysis of 2015 named executive officer compensation—Short-term incentive compensation” above.
Stock Awards
We awarded time-based and/or performance-based RSUs to our named executive officers under our 1997 Stock Incentive Plan. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2015 Grants of Plan-Based Awards Table represent the threshold, target, and maximum number of performance-based RSUs that may be earned by each of the named executive officers during the January 1, 2015 through December 31, 2017 performance period, depending on the extent to which company performance goals are met or exceeded. RSUs earned during the performance period will vest approximately in March 2018, upon approval by the Compensation Committee. The amounts set forth in the “All Other Stock Awards” column of the 2015 Grants of Plan-Based Awards Table represent the number of time-based RSUs granted to each named executive officer, of which 25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the date of grant (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date. The date on which RSUs vest is referred to as a “vesting date.” The RSUs shall become vested on a respective vesting date only to the extent the recipient is an employee of the company continuously from the award date to the vesting date. If a vesting date falls on a weekend or any other day on which the NSM or Exchange is not open, affected RSUs will vest on the next following NSM or Exchange business day, as the case may be.
Option Awards
We awarded stock options to our named executive officers under our 1997 Stock Incentive Plan. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2015 Grants of Plan-Based Awards Table and vest and become exercisable with respect to 25% of the shares on each of the first four anniversaries of the grant date.
Non-Equity Incentive Plan Compensation
The Executive Incentive Compensation Plan pursuant to which we grant non-equity incentive plan awards is designed in a manner intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code for qualified performance-based compensation. The Compensation Committee generally determines the structure of the overall short-term incentive program under the Executive Incentive Compensation Plan at the beginning of the year. In setting the structure and the amount of the overall bonus target, the Committee considers the company’s strategic goals and plan, its operational and financial budget, and other factors, all of which are designed to improve shareholder value. The maximum bonus payable to any executive officer under the Executive Incentive Compensation Plan for a calendar year is $2 million.
We may or may not award an annual cash bonus under the Executive Incentive Compensation Plan, and any amount actually paid generally varies according to the achievement of company and individual performance objectives.
The Compensation Committee establishes targets for our incentive programs early in the fiscal year based upon current forecasts, business strategies and expectations. The Committee has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting.
The Compensation Committee also generally may reduce or completely eliminate the amount payable under the Executive Incentive Compensation Plan to a named executive officer based on factors that it determines warrant such a reduction or elimination.

Historically, the Committee has not exercised this discretion to any significant degree. Under the plan, the Committee has no discretion to increase any amount payable to a named executive officer.
The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2015 Grants of Plan-Based Awards Table include the threshold, target, and maximum payout amounts payable for achieving the corporate and individual performance objectives under the company’s Executive Incentive Compensation Plan for 2015 awards. A discussion of the corporate performance targets that were achieved is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2015 named executive officer compensation—Short-term incentive compensation” above. For fiscal 2015, the aggregate value of bonuses paid under our Non-Equity Incentive Compensation Plan to our named executive officers accounted for the following percentages of each named executive officer’s total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Boyle (69%), Mrs. Boyle (43%), Mr. Timm (34%), Mr. Cusick (33%), and Mr. Bragdon (33%).
For Mr. Boyle, the amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2015 Grants of Plan-Based Awards Table also include the threshold, target, and maximum payout amounts payable for his long-term incentive cash award for the January 1, 2015 through December 31, 2017 performance period, depending on the extent to which company performance goals are met or exceeded. We anticipate that the Compensation Committee will determine the amount Mr. Boyle earns under his long-term incentive cash award for this performance period in March 2018.
All Other Compensation
All other compensation of our named executive officers is set forth in the Summary Compensation Table for Fiscal 2015 and described in greater detail in footnote 3 to the table.
Our 401(k) Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including the named executive officers, are able to make pre-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of eligible annual compensation. We also may make annual profit sharing contributions to the accounts of our employees under the 401(k) Profit Sharing Plan. The contribution consists of amounts that are allocated among eligible employees based on a percentage of their annual salary. The total profit sharing contribution, if any, is determined each year by the Board of Directors. For 2015, the Board of Directors did not approve any profit sharing contribution. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Profit Sharing Plan, and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. See the “2015 Nonqualified Deferred Compensation” table below.
We provide our named executive officers with competitive benefits, and we generally do not provide perquisites or tax reimbursements or other benefits to the named executive officers that are not available to other employees. In addition to our 401(k) Profit Sharing Plan and 401(k) Excess Plan described above, in 2015, our named executive officers were offered other benefits that were substantially the same as those offered to all of our U.S. employees. These benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. We provide our Chairman, our CEO, and our CEO’s qualifying family members with medical insurance at no cost to those individuals.

2015 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS					STOCK AWARDS
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5) (j)
Bryan L. Timm	1/18/2007	19,000	—		29.130	1/17/2017	—		—	—	—
	1/20/2011	—	—		—	—	17,820	(2)	868,903	—	—
	1/20/2011	30,242	—	(1a)	29.985	1/19/2021	—		—	—	—
	1/20/2011	—	53,720	(1b)	29.985	1/19/2021	—		—	—	—
	1/26/2012	—	—		—	—	1,410	(2)	68,752	—	—
	1/26/2012	—	9,964		23.850	1/25/2022	—		—	—	—
	1/31/2013	—	—		—	—	3,668	(2)	178,852	—	—
	1/31/2013	27,776	27,772		25.545	1/30/2023	—		—	—	—
	12/17/2013	—	—		—	—	11,802	(3)	575,466	—	—
	1/30/2014	—	—		—	—	3,624	(2)	176,706	—	—
	1/30/2014	9,716	29,142		38.155	1/29/2024	—		—	—	—
	3/3/2014	—	—		—	—	—		—	0	0
	1/29/2015	—	—		—	—	4,257	(2)	207,571	—	—
	1/29/2015	—	37,347		43.450	1/28/2025	—		—	—	—
	2/9/2015	—	—		—	—	1,258	(2)	61,340	—	—
	2/9/2015	—	11,123		42.110	2/8/2025	—		—	—	—
	2/27/2015	—	—		—	—	—		—	0	0
		86,734	169,068				43,839		2,137,590	—	—

Thomas B. Cusick
	1/20/2011	21,776	—	(1a)	29.985	1/19/2021	—		—	—	—
	1/26/2012	—	—		—	—	1,014	(2)	49,443	—	—
	1/26/2012	—	7,174		23.850	1/25/2022	—		—	—	—
	1/31/2013	—	—		—	—	2,096	(2)	102,201	—	—
	1/31/2013	7,872	15,870		25.545	1/30/2023	—		—	—	—
	12/17/2013	—	—		—	—	6,744	(3)	328,837	—	—
	1/30/2014	—	—		—	—	2,070	(2)	100,933	—	—
	1/30/2014	5,552	16,652		38.155	1/29/2024	—		—	—	—
	3/3/2014	—	—		—	—	—		—	0	0
	1/29/2015	—	—		—	—	2,433	(2)	118,633	—	—
	1/29/2015	—	21,341		43.450	1/28/2025	—		—	—	—
	2/9/2015	—	—		—	—	1,258	(2)	61,340	—	—
	2/9/2015	—	11,123		42.110	2/8/2025	—		—	—	—
	2/27/2015	—	—		—	—	—		—	0	0
		35,200	72,160				15,615		761,387	—	—

Peter J. Bragdon	1/18/2007	14,000	—		29.130	1/17/2017	—		—	—	—
	1/20/2011	16,030	—	(1a)	29.985	1/19/2021	—		—	—	—
	1/26/2012	—	—		—	—	746	(2)	36,375	—	—
	1/26/2012	15,846	5,282		23.850	1/25/2022	—		—	—	—
	1/31/2013	—	—		—	—	1,572	(2)	76,651	—	—
	1/31/2013	11,904	11,902		25.545	1/30/2023	—		—	—	—
	12/17/2013	—	—		—	—	5,059	(3)	246,677	—	—
	1/30/2014	—	—		—	—	1,554	(2)	75,773	—	—
	1/30/2014	4,164	12,490		38.155	1/29/2024	—		—	—	—
	3/3/2014	—	—		—	—	—		—	0	0
	1/29/2015	—	—		—	—	1,825	(2)	88,987	—	—
	1/29/2015	—	16,006		43.450	1/28/2025	—		—	—	—
	2/9/2015	—	—		—	—	1,258	(2)	61,340	—	—
	2/9/2015	—	11,123		42.110	2/8/2025	—		—	—	—
	2/27/2015	—	—		—	—	—		—	0	0
		61,944	56,803				12,014		585,803	—	—

(1) Option Grant Date	Vesting Schedule
January 18, 2007	25% vested on January 18, 2008, and the remaining 75% vested ratably over the ensuing 36 months
January 20, 2011 (a)	25% vested on each anniversary date over four years
January 20, 2011 (b)	100% vested on the fifth anniversary date
January 26, 2012	25% vested on each anniversary date over four years
January 31, 2013	25% vest on each anniversary date over four years
January 30, 2014	25% vest on each anniversary date over four years
January 29, 2015	25% vest on each anniversary date over four years
February 9, 2014	25% vest on each anniversary date over four years
(2) Time-based RSU Grant Date	Vesting Schedule
January 20, 2011	100% vested on the fifth anniversary date
January 26, 2012
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the Award Date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

January 31, 2013
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the Award Date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

January 30, 2014
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the Award Date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

January 29, 2015
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the Award Date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

February 9, 2015
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the Award Date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

(3)	These performance-based RSUs have been earned under the company performance component of the equity-based incentive compensation plan and vested on March 1, 2016.

(4)	Based on a value of $48.76 per share, the closing market price of our Common Stock on December 31, 2015, the last trading day of 2015.

(5)
At threshold performance no performance-based RSUs will be earned. Assuming target performance objectives are met and approved by the Compensation Committee, the performance-based RSUs would vest as follows:

Grant Date	Performance Period	Number of Shares	Market Value(A)	Vesting Schedule
March 3, 2014	2014-2016	10,510	$512,468	March 2017, upon Compensation Committee approval
February 27, 2015	2015-2017	11,087	$540,602	March 2018, upon Compensation Committee approval

(A)
Based on a value of $48.76 per share, the closing market price of our Common Stock on December 31, 2015, the last trading day of 2015, multiplied by the indicated number of performance-based RSUs granted that may be earned during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

2015 Option Exercises and Stock Vested Table

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Bryan L. Timm	57,188	1,918,389	15,034	767,175
Thomas B. Cusick	39,966	1,068,360	10,372	532,902
Peter J. Bragdon	43,910	1,432,385	7,659	393,317

(1)	Represents full number of shares vested including shares surrendered for tax payment.

2015 Nonqualified Deferred Compensation

Name	Executive Contributions in 2015(1)	Matching Company Contributions in 2015(1)	Aggregate Earnings in 2015(1)	Aggregate Balance at 12/31/2015(1)
Timothy P. Boyle	—	—	—	—
Gertrude Boyle	—	—	—	—
Bryan L. Timm	$145,518	$60,509	$(34,934)	$1,249,878
Thomas B. Cusick	$72,831	$35,477	$(19,016)	$583,367
Peter J. Bragdon	$239,279	$28,335	$(29,206)	$805,057

(1)
All amounts reported in the Executive Contributions column are also included in amounts reported in the Salary column of the Summary Compensation Table. The amounts reported in the Matching Company Contributions column represent matching contributions made by us in early 2016 based on 2015 executive contributions; these amounts are also included in amounts reported for 2015 in the All Other Compensation column of the Summary Compensation Table. None of the amounts in the Aggregate Earnings column are included in amounts reported in the Summary Compensation Table because the company does not pay guaranteed, above-market or preferential earnings on deferred compensation. All amounts included in the Aggregate Balance column have been reported in the Summary Compensation Table in this proxy statement or in prior year proxy statements.

Nonqualified Deferred Compensation Plan
The named executive officers are eligible to participate in our 401(k) Excess Plan. Contributions based on salary and bonus in excess of the current tax law limit applicable for our qualified 401(k) Profit Sharing Plan are made as company contributions under the 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. The Board or the company’s CEO may change or eliminate matching contributions to the 401(k) Excess Plan at any time, and such change or elimination may, to the extent designated by the Board or the CEO, be retroactive to the first day of the Excess Plan year in which the change or elimination is adopted by the Board or the CEO. Our matching contribution for 2015 to the accounts of the named executive officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table above.
Amounts deferred under the 401(k) Excess Plan are credited to a participant’s account under the 401(k) Excess Plan. Each participant may allocate his or her account among a combination of six investment funds available under the 401(k) Excess Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances quarterly. The funds available under the 401(k) Excess Plan consist of a money market fund and five mutual funds ranging from a conservative to growth investment objective. The money market fund had an annualized return of 0% and the mutual funds had annualized returns ranging from -1.26% to -3.66% in 2015. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.
Potential Payments Upon Termination or Change in Control
Pursuant to our Change in Control Severance Plan we have agreed to provide certain benefits to some of our named executive officers in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that, in connection with a change in control, the executive’s employment with Columbia is terminated by us other than for “cause” or by the executive for “good reason.” Neither our CEO nor our Chairman is eligible to participate in the plan. The Board believes that these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes.
In our plans and agreements, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued substantial violations of employment duties that are willful and deliberate and other substantial violations of the plan, including violation of Columbia’s Code of Conduct or other restrictive covenants agreed to under the plan.
Termination without cause or for good reason, following a change in control
Cash Severance Benefit. The change in control severance plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 12 months following a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Mr. Timm would be equal to 3.75 times, and for each of Mr. Cusick and Mr. Bragdon would be equal to 3.0 times the sum of their respective base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.
Insurance Continuation. In the event of a qualifying termination in connection with a change in control, each of Messrs. Timm, Cusick and Bragdon would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
Equity Acceleration. In the event of a qualifying termination in connection with a change in control, outstanding options and time-based RSUs held by a named executive officer would accelerate in full, and performance-based RSUs would accelerate to the extent earned as of that date, determined on a pro-rated basis for the applicable performance period.
The following table shows the estimated change in control benefits that would have been payable to each of the eligible named executive officers if the named executive officer were terminated by us without cause, or if the named executive officer terminated his employment for good reason, within 12 months following a change in control, as of December 31, 2015.

Name	Cash Severance Benefit	Insurance Continuation(1)	Option Acceleration(2)	Time-based Restricted Stock Unit Acceleration(3)	Performance- based Restricted Stock Unit Acceleration(4)	Total Lump Sum Payments
Bryan L. Timm	$2,625,000	$23,447	$2,482,855	$1,562,124	$936,826	$7,630,252
Thomas B. Cusick	$1,614,000	$23,807	$911,010	$432,550	$547,428	$3,528,795
Peter J. Bragdon	$1,350,000	$23,807	$699,296	$339,126	$414,216	$2,826,445

(1)	The amounts in the column represent the present value of 18 months of health insurance benefit payments to each officer at the rates paid by us as of December 31, 2015.

(2)
The amounts in the column represent the value that would be realized on acceleration of outstanding options based on the difference between the exercise price and $48.76, the closing market price of our Common Stock on December 31, 2015, the last trading day of 2015.

(3)
The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $48.76 per share, the closing market price of our Common Stock on December 31, 2015, the last trading day of 2015. See “2015 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Analysis of 2015 named executive officer compensation—Equity-based incentives,” above.

(4)
The amounts in the column were calculated using a value of $48.76 per share, the closing market price of our Common Stock on December 31, 2015, the last trading day of 2015, multiplied by the number of RSUs earned as of that date, determined on a pro-rated basis for the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

Termination without cause
Cash Severance Benefit. The Change in Control Severance Plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us at any time without “cause.” In the event that a named executive officer’s employment is terminated by us without “cause” and not in connection with a change in control, the cash severance benefit payment for Mr. Timm would be equal to 3.0 times, and for each of Mr. Cusick and Mr. Bragdon would be equal to 2.25 times their respective base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.
Insurance Continuation. In the event of a termination other than in connection with a change in control, each of Mr. Timm, Mr. Cusick and Mr. Bragdon would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
Equity Acceleration. In the event of a termination other than in connection with a change in control, the vesting of neither options nor RSUs would accelerate.
The following table shows the estimated severance benefits that would have been payable to each of the eligible named executive officers if his employment was terminated by us without “cause” on December 31, 2015.

Name	Cash Severance Benefit	Insurance Continuation(1)	Total Lump Sum Payments
Bryan L. Timm	$2,100,000	$23,447	$2,123,447
Thomas B. Cusick	$1,210,500	$23,807	$1,234,307
Peter J. Bragdon	$1,012,500	$23,807	$1,036,307

(1)	The amounts in the column represent the present value of 18 months of health insurance benefit payments, at the rates paid by us as of December 31, 2015.
Termination due to Death or Disability
The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2015 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of issuance to receive an award payout, but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares.

Name	Time-based Restricted Stock Unit Acceleration(1)	Payout under Non-Equity Incentive Plan Awards(2)
Timothy P. Boyle	—	$1,536,480
Gertrude Boyle	—	$675,120
Bryan L. Timm	$1,562,124	$869,120
Thomas B. Cusick	$432,550	$584,483
Peter J. Bragdon	$339,126	$488,880

(1)
The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $48.76 per share, which was the closing price of our Common Stock on December 31, 2015, the last trading day of 2015. See “2015 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Analysis of 2015 named executive officer compensation—Equity-based incentives,” above.

(2)	The amounts in this column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan.
Termination due to Retirement

The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2015 as a result of retirement.

Name	Payout under Non-Equity Incentive Plan Awards(1)
Timothy P. Boyle	$1,536,480
Gertrude Boyle	$675,120
Bryan L. Timm	$869,120
Thomas B. Cusick	$584,483
Peter J. Bragdon	$488,880

(1)	The amounts in this column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan for our named executive officers.

PROPOSAL 3: ADVISORY VOTE (NON-BINDING) APPROVING EXECUTIVE COMPENSATION
Shareholders are provided with the opportunity to cast an advisory vote to approve executive compensation as described below. Columbia values the views of its shareholders and is committed to excellence in the design and effectiveness of Columbia’s executive compensation program.
Columbia’s executive compensation program is designed to attract, retain and motivate key, highly-talented executive officers and to align executive officer and shareholder financial interests, while encouraging prudent risk taking in order to achieve long-term shareholder objectives. Columbia believes that its executive compensation program, which includes long-term equity awards as a significant component of an executive officer’s overall compensation opportunity, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Columbia’s total shareholder return over the prior 1-, 3- and 5-year periods was 10.7%, 90.23% and 73.86%, respectively.
The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee in 2015 in more detail. Highlights of the program for our named executive officers include the following:

•	For each named executive officer other than our Chairman of the Board, more than 65% of the officer’s actual 2015 compensation was “at-risk,” or subject to performance requirements.

•
Columbia’s 2015 net sales increased over 2014 net sales by $225.6 million, or 11%, to $2.33 billion, and 2015 earnings per diluted share were $2.45, compared to $1.94 per diluted share in 2014. The Company’s performance in 2015, when compared to targets set by the Compensation Committee at the beginning of the year, resulted in the achievement of 113.8% of the target bonus awards established under the Executive Incentive Compensation Plan.

•
The named executive officers, other than Mrs. Boyle and Mr. Boyle, receive annual long-term equity awards in the form of stock options and restricted stock units (“RSUs”) that constitute a substantial portion of each executive’s total compensation opportunity. These awards are generally subject to long-term vesting requirements and a significant portion of Mr. Timm’s, Mr. Cusick’s and Mr. Bragdon’s RSUs vest based on achievement of specified long-term performance goals. Neither Mrs. Boyle nor Mr. Boyle receive equity compensation grants since both already hold a significant amount of our Common Stock.

•
Mr. Boyle was granted a long-term incentive cash award in 2015 that is intended to tie a portion of Mr. Boyle’s compensation to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers are subject.

•
Based on the achievement of above-target two-year cumulative operating income and two-year average return on invested capital, the maximum, 195% of the performance-based RSUs awarded to Messrs. Timm, Cusick and Bragdon for the 2014-2015 performance period vested and Mr. Boyle similarly received 195% of the long-term incentive cash award granted to Mr. Boyle for the 2014-2015 performance period.

•
Mr. Boyle’s total cash compensation (salary and bonus) for 2015 was $3,059,101, of which $1,536,480 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan and $593,775 was earned upon achieving performance objectives established for his long-term incentive cash award under the 1997 Stock Incentive Plan.

•
In February 2015, we announced a strategic realignment of our corporate leadership team to advance our growth strategies, promoting Mr. Timm to President and COO, Mr. Cusick to Executive Vice President of Finance and CFO, and Mr. Bragdon to Executive Vice President and Chief Administrative Officer, General Counsel and Secretary. The Compensation Committee approved increases to the respective base salary and target cash and equity incentive compensation awards, including separate, additional, non-recurring promotional equity grants, to each of Messrs. Timm, Cusick and Bragdon in connection with these promotions.

•
Each of our executive officers are employed “at will” and we have no employment or similar agreements with any of our named executive officers, other than a change in control and severance plan approved by the Board of Directors, in which neither Mrs. Boyle nor Mr. Boyle is eligible to participate.

•	In 2015, shareholders approved executive compensation by advisory vote and no changes were made to compensation programs as a result.

Columbia believes the compensation program for the named executive officers helped to motivate the executive officers and encouraged appropriate risk-taking in order to achieve strong financial performance amid continuing global macroeconomic challenges.
We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the footnotes and narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
Although this vote is advisory and non-binding on the Board or the company, the Board and the Compensation Committee, which is responsible for designing and administering Columbia’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends a vote FOR approval of the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form.

ADDITIONAL INFORMATION
Form 10-K. We will provide without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2015. Written requests should be mailed to Peter J. Bragdon, Executive Vice President and Chief Administrative Officer, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.
Other Materials. All materials filed by us with the Securities and Exchange Commission may be obtained at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the Securities and Exchange Commission’s website at www.sec.gov.
Shareholder Proposals to be Included in Columbia’s Proxy Statement. To be considered for inclusion in proxy materials for our 2017 annual meeting of shareholders, a shareholder proposal must be received by Columbia by December 22, 2016.
Shareholder Proposals Not in Columbia’s Proxy Statement. Shareholders may present proposals for action at this annual meeting or at another annual meeting of shareholders in accordance with the Columbia’s bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Peter J. Bragdon, Executive Vice President and Chief Administrative Officer, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2017 annual meeting of shareholders, to be timely, the notice must be received by Columbia no earlier than December 22, 2016, and no later than January 21, 2017.
Discretionary Authority. The proxies to be solicited by us through our Board of Directors for our 2017 annual meeting of shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at the annual meeting if we fail to receive notice of the shareholder’s proposal for the meeting by January 21, 2017.
Shareholder Nominations for Director. Shareholders may nominate directly candidates for election to the Board of Directors at an annual meeting in accordance with the company’s bylaws by delivering timely notice in writing to the Secretary, as described above. The notice must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the signed consent of each nominee to serve as a director of the company if elected.

By Order of the Board of Directors

Timothy P. Boyle
Chief Executive Officer
Portland, Oregon
April 21, 2016

2015 ANNUAL MEETING OF SHAREHOLDERS
Friday, June 10, 2016
3:00 p.m. Pacific Time
Columbia Sportswear Company
14375 NW Science Park Drive
Portland, Oregon 97229
(503) 985-4000
DIRECTIONS
From I-5 North of Portland:
•Take I-5 South to I-405 South
•Follow I-405 South to Hwy. 26 West
From I-5 South of Portland:
•Take I-5 North to Hwy. 217 North
•Follow Hwy. 217 North to Hwy 26 West
From Highway 26 West, take Exit #67/Murray Blvd. Turn right on Murray Blvd., left on NW Science Park Drive, and right into our parking lot at 14375 NW Science Park Drive

Columbia Sportswear Company®

COLUMBIA SPORTSWEAR COMPANY
14375 NW SCIENCE PARK DRIVE
PORTLAND, OR 97229

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07491-P74749 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

COLUMBIA SPORTSWEAR COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gertrude Boyle
02) Timothy P. Boyle
03) Sarah A. Bany
04) Murrey R. Albers
05) Stephen E. Babson
06) Andy D. Bryant
07) Edward S. George
08) Walter T. Klenz
09) Ronald E. Nelson
10) John W. Stanton
11) Malia H. Wasson

The Board of Directors recommends you vote FOR proposals 2 and 3:

For address changes/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2015 Annual Report to Shareholders are available at www.proxyvote.com.

E07492-P74749

COLUMBIA SPORTSWEAR COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 10, 2016

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Thomas B. Cusick and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held June 10, 2016 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote for a substitute or substitutes.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side